As filed with the Securities and Exchange Commission on August 10, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S–8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Black Knight Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4798491
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

Black Knight Financial Services, Inc. Amended and Restated 2015 Omnibus Incentive Plan

(Full Title of Plans)

Michael L. Gravelle

Executive Vice President, General Counsel and Corporate Secretary

Black Knight Financial Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(Name and address of agent for service)

(904) 854-5100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
	(Do not check if a smaller reporting company)		Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	7,500,000	$41.51	$311,343,758	$36,085

(1)                                 Represents additional shares of Class A common stock available for future issuance as awards under the Black Knight Financial Services, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”). The maximum number of additional shares available for issuance under the Plan is 7,500,000 Class A shares. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also registers any additional securities to be offered or issued in connection with from stock splits, stock dividends, recapitalizations or similar transactions.

(2)                                 Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Class A common stock reported in the consolidated reporting system on August 8, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of Black Knight Financial Services, Inc., a Delaware corporation (the “Registrant”) is being filed pursuant to General Instruction E of Form S-8 in connection with the registration of an additional 7,500,000 shares of Class A common stock, par value $0.0001 per share (the “Shares”), of the Registrant for issuance under the Black Knight Financial Services, Inc. 2015 Omnibus Incentive Plan (the “Plan”). The Shares are additional securities of the same class as other securities for which previous Registration Statements on Form S-8 were filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 20, 2015 with respect to the Shares.

The information contained in the Registration Statement on Form S-8 originally filed by the Registrant with the SEC (File No. 333-204317), pursuant to the Securities Act, is incorporated by reference into this Registration Statement.

At the 2017 annual meeting of the shareholders of the Registrant, the shareholders approved an amendment and restatement of the Plan, which had been previously adopted by the Registrant’s board of directors on April 3, 2017. This amendment and restatement increased the authorized shares available for issuance under the Plan by 7,500,000 Shares, in the aggregate, in order to assure that the Registrant has adequate means to provide equity incentive compensation to its employees on a going-forward basis. Prior to the approval of the amendment and restatement of the Plan, there were approximately 1,152,765 Shares that had been previously authorized under the Plan which remain available for grant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)                                 Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017;

(b)                                 The information specifically incorporated by reference into Registrant’s Annual Report on Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed with the SEC on April 26, 2017;

(c)                                  Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on May 5, 2017 and July 28, 2017, respectively;

(d)                                 Registrant’s Current Reports on Forms 8-K* dated March 2, 2017, April 27, 2017, May 12, 2017, May 18, 2017, June 9, 2017, June 19, 2017, and July 19, 2017; and

(e)                                  The description of the Registrant’s Class A common shares in the Registrant’s Registration Statement on Form 8-A (File No. 1-37394), filed with the SEC on May 14, 2015, under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

*Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.  Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section

10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

None.

Item 6.                                                         Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Certificate provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. The Certificate provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Black Knight Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on May 28, 2015)

4.2

Amended and Restated Bylaws of Black Knight Financial Services, Inc., as currently in effect (incorporated by reference to Exhibit 3.2 to the Form 8-K filed by Black Knight Financial Services, Inc. on May 28, 2015)

5.1	Opinion of Weil, Gotshal & Manges LLP

23.1	Consent of KPMG LLP

23.2	Consent of Weil, Gotshal & Manges LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Black Knight Financial Services, Inc. Amended and Restated 2015 Omnibus Incentive Plan

Item 9.                                                         Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(A)       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on August 10, 2017.

Black Knight Financial Services, Inc.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Michael L. Gravelle and Kirk T. Larsen, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Foley, II
William P. Foley, II	Executive Chairman	August 10, 2017

/s/ Thomas J. Sanzone
Thomas J. Sanzone	Chief Executive Officer (Principal Executive Officer)	August 10, 2017

/s/ Kirk T. Larsen	Executive Vice President and
Kirk T. Larsen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 10, 2017

/s/ Thomas M. Hagerty
Thomas M. Hagerty	Director	August 10, 2017

/s/ David K. Hunt
David K. Hunt	Director	August 10, 2017

/s/ Richard N. Massey
Richard N. Massey	Director	August 10, 2017

/s/ Ganesh B. Rao
Ganesh B. Rao	Director	August 10, 2017

/s/ John D. Rood
John D. Rood	Director	August 10, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Black Knight Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on May 28, 2015)

4.2

Amended and Restated Bylaws of Black Knight Financial Services, Inc., as currently in effect (incorporated by reference to Exhibit 3.2 to the Form 8-K filed by Black Knight Financial Services, Inc. on May 28, 2015)

5.1	Opinion of Weil, Gotshal & Manges LLP

23.1	Consent of KPMG LLP

23.2	Consent of Weil, Gotshal & Manges LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Black Knight Financial Services, Inc. Amended and Restated 2015 Omnibus Incentive Plan